Exhibit 15.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-231038) of Bancolombia S. A. of our report dated April 22, 2021 relating to the financial statements as of and for the year ended December 31, 2020 and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PwC Contadores y Auditores S. A. S.

Medellín, Colombia

April 22, 2021

PwC Contadores y Auditores S.A.S.., Calle 7 Sur No. 42-70, Torre 2, Piso 11, Edificio Forum, Medellín, Colombia,

Tel: (57-4) 325 4320, Fax: (57-4) 325 4322, www.pwc.com/co

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